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EXHIBIT 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

    We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3, No. 333-75380) and related Prospectus of Finisar Corporation for the registration of $125,000,000 5 1/4% convertible subordinated notes due 2008 and the common stock issuable upon conversion of the notes and to the incorporation by reference therein of our report dated May 29, 2001, with respect to the consolidated financial statements of Finisar Corporation included in its Annual Report (Form 10-K) for the year ended April 30, 2001 and our report dated January 23, 2001, with respect to the financial statements of Demeter Technologies, Inc. included in Finisar Corporation's Current Report dated February 2, 2001 (Form 8-K/A), filed with the Securities and Exchange Commission.

    Our audits also included the financial statement schedule of Finisar Corporation for the years ended December 31, 2001, 2000, and 1999 included in the Annual Report (Form 10-K) for the year ended April 30, 2001 filed with the Securities and Exchange Commission. This schedule is the responsibility of Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ ERNST & YOUNG LLP
Palo Alto, California January 7, 2002

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CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS